MAYTAG AUTHORIZES REPURCHASE OF ADDITIONAL SHARES;

                        DECLARES QUARTERLY DIVIDEND



     CHICAGO, ILL.--(Feb. 11, 1999)--Maytag Corporation's board of directors authorized an additional share repurchase program and declared a quarterly dividend of 18 cents a share on the firm's common stock during a meeting today in Chicago.

     Since late 1995, Maytag has repurchased approximately 22.1 million shares and approximately 5.5 million remained available for repurchase under prior authorization.  Today's action extends the current repurchase program by authorizing the repurchase of up to 10 million additional shares.  At the end of January, Maytag had approximately 89 million shares outstanding.

     The share repurchase program will be conducted over an extended period of time.  Repurchases will be made on the open market or in privately negotiated transactions.

     Although there is no obligation to buy back the maximum number of shares authorized for repurchase, Maytag Chairman and CEO Leonard A. Hadley said the corporation intends to repurchase as many of the authorized shares as possible, consistent with sound financial judgment and other investment opportunities.

     The 18-cent quarterly dividend is payable Mar. 15 to shareowners of record at

the close of business Mar. 1.

     Maytag Corporation is a leading producer of home and commercial appliances.  Its products are sold to customers throughout North America and in targeted international markets.



                                   * * *


Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. Refer to Part II, Item 7 of Maytag's Annual Report on Form 10-K for the year ended December 31, 1997, for a description of such factors.


CPI9904

Media Contact:
                 Additional Information:

James G. Powell
               www.maytagcorp.com
Maytag Communications
515-787-8392
jpowel@maytag.com